     As filed with the Securities and Exchange Commission on March 1, 2001
                                                Registration No. 333-______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        UNION FINANCIAL BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

DELAWARE                                               57-1001177
(State or other jurisdiction of             (IRS Employer Identification No.)
incorporation or organization)

                              203 WEST MAIN STREET
                           UNION, SOUTH CAROLINA 29379
                          (Address, including zip code,
                  of registrant's principal executive offices)

             UNION FINANCIAL BANCSHARES, INC. 2001 STOCK OPTION PLAN
                            (Full Title of the Plan)
                   -----------------------------------------


DWIGHT V. NEESE                           COPIES TO:
PRESIDENT, CHIEF EXECUTIVE                PAUL M. AGUGGIA, ESQUIRE
OFFICER AND DIRECTOR                      AARON M. KASLOW, ESQUIRE
UNION FINANCIAL BANCSHARES, INC.          MULDOON MURPHY & FAUCETTE LLP
203 WEST MAIN STREET                      5101 WISCONSIN AVENUE, N.W.
UNION, SOUTH CAROLINA  29379              WASHINGTON, DC  20016
(864) 427-9000                            (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As
              soon as practicable after this Registration Statement
                               becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /
                                                                ----

==================================================================================================
  Title of each Class of      Amount to be   Proposed Purchase  Estimated Aggregate  Registration
Securities to be Registered   Registered(1)   Price Per Share     Offering Price         Fee
--------------------------------------------------------------------------------------------------
     Common Stock               125,000
    $.01 par Value             Shares (2)        $9.02(3)           $1,127,383          $282
==================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Union Financial Bancshares, Inc. 2001 Stock Option Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Union Financial Bancshares, Inc., pursuant to 17 C.F.R. Section 230.416(a).
(2) Represents the total number of shares currently reserved or available for issuance as options pursuant to the Plan.
(3) Weighted average price determined by the exercise price of $9.06 per share at which options for 39,715 shares under the Plan have been granted to date and by $9.00 per share, the market value of the Common Stock on February 22, 2001 as determined by the Nasdaq System reported closing sales price as reported in THE WALL STREET JOURNAL, for the 85,285 shares for which options have not yet been granted under the Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

Number of Pages: 13
Exhibit Index begins on Page 10

UNION FINANCIAL BANCSHARES, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Union Financial Bancshares, Inc. (the "Company" or the "Registrant") 2001 Stock Option Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). The document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000, which includes the consolidated balance sheets of Union Financial Bancshares, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 2000, together with the related notes (File No. 1-5735) filed with the SEC.

      (b) The description of the Company's common stock contained in the Company's Form 8-A (File No. 1-5735), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder.

      (c) All documents  filed by the  Registrant  pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

      The validity of the common stock offered hereby has been passed upon by Muldoon Murphy & Faucette LLP, Washington, D.C., special counsel to the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Any such  indemnification  and  advancement  of  expenses  provided  under
Section 145 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      In addition, pursuant to the Agreement and Plan of Merger, dated as of July 1, 1999, by and between Union Financial Bancshares, Inc. and South Carolina Community Bancshares, Inc. ("Community"), the Registrant has agreed that, for a period of six years following the effective time of the merger, the Registrant will indemnify and hold harmless each present and former director and officer of Community or its direct or indirect subsidiaries, and each officer or employee of Community or its direct or indirect subsidiaries who is serving or has served as a director or trustee of another entity expressly at Community's request or direction, with respect to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time. The Registrant also has agreed in the merger agreement to maintain, for a period of three years following the effective time of the merger, the directors' and officers' liability insurance coverage maintained by Community (or substantially equivalent coverage under substitute policies) with respect to any claims arising out of any actions or omissions occurring at or prior to the effective time of the merger.

      In  accordance  with the DGCL (being  Chapter 1 of Title 8 of the Delaware
Code), Articles 17 and 18 of the Registrant's Certificate of Incorporation provide for the indemnification of directors, officers, and other employees as described below:

Article XVII. Indemnification
-----------------------------

      Article XVII of the Union Financial Certificate of Incorporation provides for the indemnification of any person who is or was a director, officer, or employee of the Company and any person who served at the Company's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

      In the case of a threatened, pending or completed action or suit by or in the right of the Company against such a person (i.e., a derivative suit), the Company will indemnify him for expenses (including attorneys' fees but excluding amounts paid in settlement) actually or reasonably incurred by him in connection with the defense or settlement, provided he is successful on the merits or otherwise; or if he acted in good faith in the transaction that is the subject of the suit or action and in a manner he reasonably believed to be in the best interest of the Company. This includes, but is not limited to, the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a business combination not approved by the board of directors. However, he will not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Company unless (and only to the extent that) the court in which the suit was brought determines, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      In the case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Company (i.e., a nonderivative suit), against an indemnified person by reason of his holding a position with the Company, he will be indemnified only if he is successful on the merits or otherwise, or if he acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a business combination not approved by the board of directors, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent will not, in itself, create a presumption that the person failed to satisfy the foregoing standard.

      A determination that the indemnified party has met the standards required for indemnification in derivative and nonderivative suits may be made by a court, or, except in relation to the standard for a finding of good faith action in a shareholder derivative suit, by (1) the board of directors by a majority vote of a quorum consisting of Company directors not parties to the legal proceeding; or (2) independent legal counsel

(appointed by a majority of the disinterested directors of the Company, whether or not a quorum) in a written opinion; or (3) the stockholders of the Company.

      Anyone making a determination as to whether a party has met the standards required for indemnification may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

      The Company may pay in advance any expenses (including attorneys' fees) that may become subject to indemnification if (1) the board of directors authorizes the specific payment and (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification.

      The indemnification and advancement of expenses provided for in the preceding paragraphs is not exclusive of any other rights to which a person may be entitled by law or otherwise.

      The indemnification provided by Article XVII of the Union Financial Certificate of Incorporation will be deemed to be a contract between the Company and the persons entitled to indemnification thereunder, and any repeal or modification will not affect any rights or obligations then existing, and the indemnification and advance payment provided for above will continue as to a person who has ceased to hold a position with the Company, and will inure to his heirs, executors and administrators.

      The Company may purchase and maintain insurance on behalf of any person who holds or who has held any position subject to indemnification, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the preceding paragraphs.

      If Article XVII or any portion of it is invalidated on any ground, then the Company will nevertheless indemnify each director, officer, employee and agent of the Company as to costs, charges, and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including a shareholder derivative suit, to the full extent permitted by any remaining applicable portion of Article XVII and to the full extent permitted by applicable law.

Article XVIII.   Elimination of Directors' Liability
----------------------------------------------------

      A director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law; (3) under
Section 174 of the DGCL; or (4) for any transaction from which a director derived an improper personal benefit. If the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.  LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-B):

      4        Stock Certificate of Union Financial Bancshares, Inc.1

      5 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the common stock to be issued

      10       Union Financial Bancshares, Inc. 2001 Stock Option Plan2

      23.0 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included in Exhibit 5)

      23.1     Consent of Elliott, Davis & Company, L.L.P.

      24       Power of Attorney is located on the signature pages
--------------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Company's Registration Statement filed with the SEC.
2 Incorporated herein by reference from Appendix B to the Proxy Statement on Form DEF 14A filed with the SEC on December 22, 2000.

ITEM 9.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material  information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or

                  15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union, South Carolina, on February 20, 2001.

                        UNION FINANCIAL BANCSHARES, INC.



                                    By:   /s/ Dwight V. Neese
                                          --------------------------------------
                                          Dwight V. Neese
                                          President, Chief Executive Officer and
                                          Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr.Neese) constitutes and appoints Dwight V. Neese as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Name                            Title                      Date
    ----                            -----                      ----


/s/ Carl L. Mason            Chairman of the Board           February 20, 2001
--------------------------
Carl L. Mason


/s/ Dwight V. Neese          President, Chief Executive      February 20, 2001
--------------------------   Officer and Director
Dwight V. Neese              (principal executive officer)


/s/ Richard H. Flake         Executive Vice President and    February 20, 2001
--------------------------   Chief Financial Officer
Richard H. Flake             (principal financial and
                             accounting officer)

/s/ Mason G. Alexander       Director                        February 20, 2001
--------------------------
Mason G. Alexander


/s/ James W. Edwards         Director                        February 20, 2001
--------------------------
James W. Edwards


/s/ William M. Graham        Director                        February 20, 2001
--------------------------
William M. Graham


/s/ Louis M. Jordan          Director                        February 20, 2001
--------------------------
Louis M. Jordan


/s/ John S. McMeekin         Director                        February 20, 2001
--------------------------
John S. McMeekin


/s/ Philip C. Wilkins        Director                        February 20, 2001
--------------------------
Philip C. Wilkins




                                  EXHIBIT INDEX
                                  -------------


                                                                                               Sequentially
                                                                                                 Numbered
                                                                                                   Page
 Exhibit No.     Description             Method of Filing                                        Location
------------     ----------------------  --------------------------------------------------     ----------

      4          Stock Certificate of    Incorporated herein by reference from the Exhibit           --
                 Union Financial         of the same number contained in the Registrant's
                 Bancshares, Inc.        Registration Statement filed with the SEC.

     10          Union Financial         Incorporated herein by reference from Appendix B            --
                 Bancshares, Inc. 2001   to the Proxy Statement on Form DEF 14A filed
                 Stock Option Plan       with the SEC on December 22, 2000.

      5          Opinion of MMF          Filed herewith.                                             11

    23.0         Consent of MMF          Contained in Exhibit 5.                                     --

    23.1         Consent of Elliot,      Filed herewith.                                             13
                 Davis & Company,
                 LLP

     24          Power of Attorney       Located on the signature page.                              --
